Exhibit 23.23

CONSENT

To: Ivanhoe Electric Inc. (the “Company”)

Re: Registration Statement on Form S-3 of the Company

Haley & Aldrich, Inc. is an author of the report titled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona” dated September 6, 2023 (the “Expert Report”) originally prepared for Ivanhoe Electric Inc.

Haley & Aldrich, Inc. understands that the Company wishes to make reference to its name and the Expert Report in the Registration Statement on Form S-3 and any amendments or supplements and/or exhibits thereto or the documents incorporated by reference therein (collectively, the “Form S-3”). Haley & Aldrich, Inc. further understands that the Company wishes to use extracts and/or information from the Expert Report in the Form S-3. Haley & Aldrich, Inc. has been provided with a copy of the Form S-3 and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form S-3, Haley & Aldrich, Inc. does hereby consent to:

•	the use of, and references to, its name, including its status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

•	the use of, and references to, the Expert Report in the Form S-3;

•	the use, in the Form S-3, of extracts and information from the Expert Report, or portions thereof, that were prepared by Haley & Aldrich, Inc., that Haley & Aldrich, Inc. supervised the preparation of and/or that Haley & Aldrich, Inc. has reviewed and approved; and

•	the filing of the Expert Report as an exhibit to the Form S-3.

Haley & Aldrich, Inc. also confirms that where its work involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission.

Dated: June 7, 2024

By:	/s/ Haley & Aldrich, Inc.
Haley & Aldrich, Inc.